Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of December 30, 2020, and effective as of January 1, 2021 (the “Effective Date”), is between Charles M. Shaffer (the “Executive”), and Seacoast National Bank (the “Bank”), together with its parent, Seacoast Banking Corporation of Florida (“Seacoast”). For purposes of this Agreement, the term “Corporation” shall refer to the Bank and Seacoast collectively or, if appropriate to the context, in the alternate. Notwithstanding anything to the contrary herein, Executive’s employment hereunder is with the Bank.

RECITALS

The Executive presently is the Executive Vice-President and Chief Operating Officer of the Bank and the President and Chief Operating Officer of Seacoast; and

The Executive will become the Chief Executive Officer of the Bank and Chief Executive Officer of Seacoast on the Effective Date; and

The Executive is party to the Change of Control agreement, by and between Seacoast and the Executive, dated September 21, 2016 (the “Prior Agreement”); and

The Board of Directors of Seacoast (the “Board”) considers it essential to the best interests of the Corporation and its shareholders to continue the leadership of the Executive, strengthen the Executive’s retention incentive, and provide an employment agreement that is consistent with the Corporation’s compensation philosophy; and

The Executive wishes to continue his employment, to serve the Corporation and its shareholders and to enter into an employment agreement which, consistent with the Corporation’s compensation philosophy, reflects “best practices” in compensation design; and

The Executive and the Corporation agree that the Executive shall continue to serve the Corporation on the following terms and conditions:

2. Employment and Duties.

a.
Termination of Prior Agreements. In consideration of the Executive’s compensation as described in this Agreement, the Corporation and the Executive agree that the Prior Agreement is terminated as of the Effective Date. Nothing in this Agreement affects or diminishes any equity award or deferred compensation held by the Executive, which remain subject to terms of the grant documents and the applicable plans under which such equity awards were granted or such compensation was deferred.

b.
General. As of the Effective Date, the Bank shall employ the Executive as Chief Executive Officer. The Executive shall report directly to the Board of Directors and shall perform such duties and responsibilities and maintain such authority as is consistent with his title and status, as determined by the Board. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices.

c.
Services. The Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the business of the Corporation, and while employed by the Bank, shall not engage in any other business activity that is in conflict with his duties and obligations to the Corporation.

d.
Outside Enterprises. While employed by the Bank, the Executive shall not, directly or indirectly, render services to any other person or organization for compensation; provided, however, that upon the receipt of the Board’s prior written approval, which approval shall not unreasonably be withheld, the Executive may accept an election to the board of directors of no more than two other companies without being deemed to have violated this Section 1(d). No such approval will be required if the Executive seeks to perform services without compensation in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of this Section 1(d). Notwithstanding anything to the contrary in this Section 1(d), the Executive shall not render services to any other person or organization in a manner that significantly interferes with his performance of his responsibilities to the Corporation, in accordance with this Agreement.

2. Term and Location of Employment.

a.
Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until December 31, 2023, unless Executive’s employment is sooner terminated pursuant to the provisions of Section 4; provided, however, that commencing on December 31, 2023, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Agreement shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Bank or the Executive shall give notice to the other that the Term shall not be so extended.

b.
Location. As of the Effective Date, the Executive’s principal place of business shall be the Corporation’s offices in Stuart, Florida. The parties acknowledge that the Executive shall be required to travel in connection with the business of the Corporation and the Bank.

3. Compensation and Other Benefits. As compensation for services rendered during the Term, the Corporation shall pay and provide the Executive with the following:

a.
Salary. During the Term, the Corporation shall pay the Executive a base salary (the “Salary”) at the rate of $600,000 per year, payable to the Executive in accordance with the normal payroll practices of the Corporation as are in effect from time to time. The amount of the Executive’s Salary shall be reviewed annually by the Board, or a committee thereof, and, in the sole discretion of the Board or such committee, may be increased, but not decreased, during the Term, unless the Corporation faces exigent financial conditions, in which Executive’s Salary may be reduced pari passu with the other senior executive officers of the Corporation.

b.
Incentive Awards. During the Term, the Executive shall be eligible to participate in the Corporation’s annual incentive program as a Tier 1 participant. For the sake of clarity, the Tier 1 classification shall be the highest classification for any employee participating in the annual incentive program. Nothing herein requires the Board to make or authorize incentive awards in any year.

c.
Equity Awards. During the Term, the Executive shall be eligible to receive awards under the Corporation’s 2013 Incentive Plan or a successor plan. Nothing herein requires the Board to make grants of such awards in any year.

d.
Expenses. The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with Executive’s employment upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Corporation as in effect from time to time, subject to Section 13.

e.
Benefit Plans. During the Term, the Executive shall be eligible to participate in all benefit plans and programs maintained by the Corporation and available to senior executives of the Corporation generally in accordance with the terms and conditions of such plans as in effect from time to time; provided that nothing herein shall limit the ability of the Corporation to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

f.
Business Development. Subject to the Corporation’s Excessive or Luxury Expenditure Policy, subject to Section 13, and subject to the prior approval of the Board, during the Term, the Executive shall receive such perquisites, memberships, and allowances as the Board may, from time to time, decide, including a car allowance comparable to other executive officers; provided that nothing herein shall limit the ability of the Corporation to amend, modify or terminate any such perquisites, memberships, and allowances at any time and from time to time.

4. Termination of Employment. The Term shall conclude earlier than as stated in Section 2(a) only as provided herein.

a.
Termination for Cause or by the Executive without Good Reason. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Corporation for “Cause” (as defined herein) or by the Executive without “Good Reason” (as defined herein), the Executive shall be entitled to the following amounts: (i) payment of Salary to the extent any remains unpaid up to and including the date of termination or resignation, (ii) payment in lieu of any accrued but unused vacation time, and (iii) payment of any unreimbursed expenses consistent with Section 3(d) (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

b.
Termination by the Corporation without Cause or by the Executive for Good Reason, prior to a Change in Control. If, prior to the expiration of the Term and prior to a Change in Control, the Executive’s employment is terminated by the Corporation other than for “Cause” (as defined herein) or the Executive’s “Disability” (as defined herein), or if Executive resigns for “Good Reason” (as defined herein), the Executive shall be entitled to (i) the Accrued Obligations, and (ii) if and only if the Executive executes and does not revoke a separation agreement, including a general release of all claims against the Corporation and its affiliates, in form and substance acceptable to the Corporation, then in addition to the Accrued Obligations, the Corporation shall further provide the Executive, to the extent not prohibited by applicable law, with severance calculated as the aggregate of two (2) times the sum of (a) Executive’s Salary at the rate in effect on the date of termination or resignation, and (b) Executive’s “Cash Bonus” (as defined below) (the “Severance Payments”). The Severance Payments shall be paid to Executive in equal monthly installments over a 24-month period commencing within 60 days following the date of termination or resignation, subject to Section 13 of the Agreement. “Cash Bonus” shall mean the average of the annual incentive bonuses paid to Executive by the Corporation for the last three full fiscal years prior to the date of termination or resignation. For purposes of calculating the Cash Bonus, any portion of an annual incentive bonus earned but (x) deferred or (y) settled in stock or stock-based awards shall be considered to have been paid (A) for the year for which such annual performance bonus was earned and (B) in an amount equal to the amount Executive would have received if such portion had not been deferred or settled in stock or stock-based awards and instead had been paid in cash. Executive shall further receive a “Continuing Benefits Payment” (as defined in Section 4(e) below) relating to a period of 24 months following the date of termination or resignation.

c.
Termination by the Corporation without Cause or by the Executive for Good Reason following a Change in Control. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Corporation other than for Cause or the Executive’s Disability, or if the Executive resigns for “Good Reason,” in either event on, or within twelve (12) months subsequent to, the date on which the Change in Control occurs (the “Change in Control Protection Period”), the Executive shall be entitled to (i) the Accrued Obligations, and (ii) if and only if the Executive executes and does not revoke a separation agreement, including a general release of all claims against the Corporation and its affiliates, in form and substance acceptable to the Corporation, in addition to the Accrued Obligations, the Corporation shall, to the extent not prohibited by applicable law, further provide the Executive, to the extent not prohibited by applicable law, with severance in a lump-sum payment calculated as the aggregate of three (3) times the sum of (a) the Executive’s Salary at the rate in effect on the date of termination or resignation, and (b) Executive’s Cash Bonus, payable within sixty (60) days after the date of termination or resignation, subject to Section 13 of the Agreement (the “Change in Control Severance Payments”). Executive shall further receive a Continuing Benefits Payment relating to a period of 36 months following the date of termination or resignation. For the avoidance of doubt, if a Change in Control occurs during the Term, this Section 4(c) shall remain in effect for the entire Change in Control Protection Period, whether or not the Term is renewed during such Change in Control Protection Period.

d.
Termination by Reason of Death or Disability. If, prior to the expiration of the Term, the Executive dies or the Executive’s employment is terminated by the Corporation due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, and (ii) if and only if the Executive executes and does not revoke a separation agreement, including a general release of all claims against the Corporation and its affiliates, in form and substance acceptable to the Corporation, in addition to the Accrued Obligations, the Corporation shall further provide the Executive or his estate, to the extent not prohibited by applicable law, with severance in the aggregate equal to two (2) times Executive’s Salary at the rate in effect on the date of termination (the “Death or Disability Payments”). The Death or Disability Payments shall be paid to Executive or his estate in equal monthly installments over a 24-month period commencing within 60 days following the date of termination, subject to Section 13 of the Agreement. Executive shall further receive a Continuing Benefits Payment relating to a period of 24 months following the date of termination.

e.
Continuing Benefits Payment. For the purposes of Sections 4(b)-4(d) above, “Continuing Benefits Payment” shall have the meaning described in this Section 4(e). In the event that the Executive is entitled to the legally permissible payments as stated in Sections 4(b), 4(c), or 4(d), then the Executive shall be provided with a lump sum cash payment on the first payroll date following the date of the Executive’s termination or resignation equal to the aggregate cost the Corporation would have incurred had the Executive continued group medical, dental, vision and/or prescription drug benefit coverage for himself, his spouse and his eligible dependents (or, if the termination is by reason of Executive’s death, for the Executive’s spouse and his eligible dependents) under the group health plan(s) sponsored by the Corporation covering the Executive, his spouse and his eligible dependents at the time of the Executive’s termination of employment or resignation (the “Health Coverage”) for the period of time set forth in Section 4(b), 4(c), or 4(d) above, as applicable, following the date of termination or resignation (the “Continuing Benefits Period”); provided, however, that (i) the cost of such Health Coverage shall be determined at the same level of benefits as is generally available to similarly situated employees at the beginning of the Continuing Benefits Period; (ii) the Corporation shall pay the excess of the COBRA cost of such coverage over the sum of (A) the amount that Executive would have had to pay for such coverage if he had remained employed during the Continuing Benefits Period and paid the active employee rate for such coverage and (B) the 2% administrative fee; and (iii) the payment pursuant to this Section 4(e) shall be treated as taxable compensation.

f.
No Further Liability; Release. In the event of Executive’s termination of employment, payment made and performance by the Corporation in accordance with this Section 4, shall operate to fully discharge and release the Corporation and any affiliate thereof, and their directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives, from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment and performance under this Section 4, the Corporation and any affiliate thereof, and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment.

g.	For purposes of this Agreement, “Cause” shall mean that Executive:

i.	committed an act constituting a misdemeanor involving dishonesty or moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

ii.	violated laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking and securities industries generally, or becomes ineligible to serve as an executive officer of a depository institution, depository institution holding company, or a publicly-traded company;

iii.	committed an act constituting gross negligence or willful misconduct causing harm to the Corporation;

iv.	engaged in conduct that materially violated the internal policies or procedures of the Corporation and which is materially detrimental to the business, reputation, character or standing of the Corporation;

v.	committed an act of fraud, intentional dishonesty or misrepresentation which is materially detrimental to the business, reputation, character or standing of the Corporation;

vi.	violated any law relating to employment discrimination, harassment, or retaliation or any policy of the Corporation relating to employment discrimination, harassment or retaliation;

vii.	used illegal drugs, abused other controlled substances or worked under the influence of alcohol;

viii.	willfully refused to obey lawful directives from the Board or the board of directors of the Bank;

ix.	materially breached any of his obligations under this Agreement, including the restrictive covenants contained in Sections 5, 6, 7 and 8; or

x.	engaged in a conflict of interest or self-dealing or materially violated a code or policy of the Corporation relating to business conduct, ethics, legal compliance or conflict of interest.

The Corporation shall furnish to Executive in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection. In the event that Corporation seeks to terminate Executive’s employment for Cause and that subsection (iv), (viii) or (ix) above is the sole reason for termination for Cause, Executive shall have the following cure provisions and rights. Following the Corporation’s delivery of the Cause notice described above, the Executive shall have a period of ten (10) days after the giving of such written notice of proposed termination by the Corporation in which to attempt to effect a cure of the specified Cause. If at the end of such ten (10) day period no such cure has been effected to the satisfaction of the Board as determined in good faith, then Executive’s employment shall be terminated for Cause as of the end of such ten (10) day period. The Corporation shall be obligated to provide to Executive only one such notice of proposed termination. If subsequent to effecting a cure of specified deficiencies under subsection (iv), (viii) or (ix) above, Executive is determined by the Board again to have committed an act of Cause under subsection (iv), (viii) or (ix), then his employment may be terminated immediately for Cause upon the Corporation’s giving of notice of termination to Executive.

h.	For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation following any of the following:

i.	a material diminution in Executive’s Salary, except as permitted under Section 3(a);

ii.	a material diminution in Executive’s authority, duties or responsibilities;

iii.	a requirement that the Executive report to a corporate officer or employee other than the Board of Directors;

iv.	a requirement by the Corporation that the Executive be based at any office or location that is more than 35 miles from the office or location where the Executive was based immediately prior to the Effective Date; provided, however, that Good Reason shall not include any relocation that results in the Executive being based at any office or location closer to the Executive’s then-principal residence;

v.	any other action or inaction that constitutes a material breach by the Corporation of this Agreement;

vi.	If within twelve (12) months subsequent to the date on which a Change in Control occurs, a material diminution in Executive’s target annual incentive opportunity, as in effect on the date on which the Change in Control occurs; or

vii.	Any failure by the Corporation to comply with and satisfy Section 18(e) of this Agreement.

provided, however, that to be effective, any resignation for Good Reason must be within ninety (90) days following the initial existence of one or more of the preceding conditions; must be communicated to the Corporation in writing by the Executive, indicating the subsection relied upon and describing the facts establishing Good Reason under that subsection, no later than thirty (30) days subsequent to the initial existence of the condition, and upon the notice of which the Corporation must be provided a period of at least thirty (30) days during which it may remedy the condition. If at the end of such thirty (30) day period no such cure has been effected, then Executive may terminate his employment for Good Reason within ten (10) days of the end of such thirty (30) day period by providing written notice of the failure to cure and of the termination date.

i.
For purposes of this Agreement, “Change in Control” mean the occurrence of a change in the ownership of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(v)), a change in effective control of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vii)).

j.	For purposes of this Agreement, the Executive shall be considered to have “Disability” if either of the following conditions is met, as determined by the Board in good faith:

i.	Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

ii.	Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

5. Confidential Information and Trade Secrets: Cooperation; Return of Materials.

a.
Covenants Regarding Non-disclosure of Trade Secrets and Confidential Information. The Executive covenants and agrees that: (i) during the Term he will not use or disclose any “Trade Secrets” or “Confidential Information” (as defined herein) of the Corporation or any affiliate thereof other than as necessary in connection with the performance of his duties for the Corporation or any affiliate thereof, and (ii) for a period of two (2) years immediately following the termination of his employment with the Corporation, the Executive shall not, directly or indirectly, transmit or disclose any such Trade Secrets or Confidential Information to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of the Corporation, except for a disclosure that is required by any law or order, in which case the Executive shall provide the Corporation prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this Section 5(a) is not intended to, and does not, limit the rights or remedies of the Corporation or any affiliate thereof thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

b.
Effect of Disclosure. The Executive acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information of the Corporation or any affiliate thereof, not expressly allowed by this Agreement will be detrimental to the Corporation and/or any affiliate thereof. In the event that any Trade Secret or Confidential Information of the Corporation or any affiliate thereof is disclosed by the Executive in violation of this Agreement, and the Corporation suffers damage in consequence thereof, the Executive shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by the Corporation and/or any affiliate thereof as a result of such disclosure.

c.
Insider Dealing; Unlawful Purpose. The Executive acknowledges that some or all of the Confidential Information and Trade Secrets of the Corporation or any affiliate thereof is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing, and the Executive agrees not to use any such Confidential Information or Trade Secrets for any unlawful purpose.

d.
For purposes of this Agreement, “Confidential Information” means information, other than Trade Secrets, which relates to the Corporation or any affiliate thereof, their activities, their business or their suppliers or customers that is not generally known by persons not employed by the Corporation or any affiliate thereof, and which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Corporation. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

e.
For purposes of this Agreement, “Trade Secrets” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for the software of the Corporation or any affiliate thereof, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

f.
Cooperation. Executive agrees to cooperate with the Corporation, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Corporation or any affiliate thereof in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Corporation in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Corporation, as requested; provided, however that the same does not materially interfere with his then current professional activities. The Corporation agrees to reimburse the Executive for all reasonable and necessary expenses actually incurred in connection with his provision of testimony or assistance, including, if the Board or a committee thereof, consistent with Seacoast’s organizational documents, approves Executive’s engagement of independent legal counsel, attorneys’ fees for retention of such independent legal counsel.

g.
Return of Materials. The Executive agrees that he will not retain or, except as requested by the Corporation or as required by written policies of the Corporation, destroy, and will immediately return to the Corporation on or prior to the termination of his employment with the Corporation, or at any other time Corporation requests such return, any and all property of the Corporation or any affiliate thereof that is in his possession or subject to his control, including, but not limited to, keys, equipment, price lists, manuals, binders, customer lists and other customer information, supplier lists, financial information, all other files and documents relating to the Corporation and its business, together with all Trade Secrets and Confidential Information belonging to the Corporation or any affiliate thereof or that the Executive received from or through his employment with the Corporation. The Executive will not make, distribute or retain copies of any such information or property, except as necessary to perform his duties for the Corporation.

h.
Exclusions. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Corporation’s rights or the Executive’s obligations under any state or federal regulations or statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, Seacoast’s bank regulators, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Corporation with prompt notice of such requirement so that the Corporation may seek an appropriate protective order prior to any such required disclosure by the Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Corporation to make any such reports or disclosures and shall not be required to notify the Corporation that the Executive has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Non-Recruitment. Executive hereby covenants and agrees that during the Term and for a period of two (2) years immediately following the termination of his employment with the Corporation, Executive shall not, without the prior written permission of the Corporation, solicit or induce, or attempt to solicit or induce, any “Protected Employee” (as defined herein) to terminate his relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated.

a.
For purposes of this Agreement, “Protected Employee” means any employee of the Corporation or any affiliate thereof who was employed by the Corporation or any affiliate thereof at any time during the Executive’s employment with the Corporation and (a) with whom the Executive had a supervisory relationship; (b) with whom the Executive worked or communicated on a regular basis regarding the Corporation’s business; or (c) about whom the Executive obtained Trade Secrets or Confidential Information as a result of his employment with the Corporation.

7. Nonsolicitation. Executive hereby covenants and agrees that during the Term and for a period of two (2) years immediately following the termination of his employment with the Corporation, Executive shall not, without the prior written permission of the Corporation, either directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit or contact, or attempt to solicit or contact, any “Customer” or “Prospective Customer” (as defined herein) for purposes of engaging in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (collectively, the “Business Activities”) or (ii) take any action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Customer to cease conducting Business Activities with the Corporation or any affiliate thereof.

a.
For purposes of this Agreement, “Customer” means any individual or entity to whom the Corporation or any affiliate thereof has sold products or services related to the Business Activities, and with whom the Executive had direct contact on behalf of the Corporation or any affiliate thereof during the Term or within the twenty-four (24) months immediately prior to the termination of his employment with the Corporation.

b.
For purposes of this Agreement, “Prospective Customer” means any individual or entity who is not a Customer, to whom the Corporation or any affiliate thereof has marketed or presented products or services related to the Business Activities, and with whom the Executive had direct contact on behalf of the Corporation or any affiliate thereof during the Term or within the twenty-four (24) months immediately prior to the termination of his employment relationship with the Corporation.

8. Noncompetition. Executive hereby covenants and agrees that during the Term and for a period of two (2) years immediately following the termination of his employment with the Corporation, he will not, without the prior written consent of the Corporation, directly or indirectly, as an employee, independent contractor, principal, agent, executive, officer, director, partner, trustee, consultant, greater than 5% equity owner or stockholder, or otherwise, engage or participate in the Business Activities, on behalf of any business or enterprise that competes with the Corporation or any affiliate thereof, in the Restricted Territory. For purposes of this Agreement, “Restricted Territory” means Brevard, Broward, DeSoto, Glades, Hardee, Hendry, Highlands, Indian River, Martin, Okeechobee, Orange, Osceola, Palm Beach, Seminole and St. Lucie Counties, Florida, and any other county where the Corporation, or any affiliate thereof, conducts the Business Activities.

9. Injunctive Relief. The parties recognize that irreparable injury will result to the Corporation, its business and property in the event of the Executive’s breach of Sections 5, 6, 7 or 8 and that the Corporation’s remedy at law for such a breach will be inadequate. Accordingly, the Executive agrees and consents that in the event of such breach by the Executive, the Corporation or any affiliate thereof will be entitled, in addition to any other remedies and damages available, to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Executive and all persons acting for or with the Executive, without posting bond. The Executive represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other lines and/or of a different nature than the Business Activities, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Corporation or any affiliate thereof from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

10. Severability. The covenants set forth in Sections 5, 6, 7 and 8 shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Corporation and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

11. Indemnification. The Corporation shall furnish the Executive with coverage under the Corporation’s customary director and officer indemnification arrangements, in accordance with the Corporation’s by-laws and its D&O insurance policies, as in effect from time to time.

12. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

13. Section 409A.

a.
General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor Seacoast or any of their directors, officers, employees or advisers (other than the Executive, in his capacity as the taxpayer) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

b.
Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 13(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

c.
Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)
the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that the Corporation’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Corporation, including this Agreement.

d.
Treatment of Installment Payments. Each payment of termination benefits under Section 4 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

e.
Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a separation agreement including a release of claims, such separation agreement including the release must be executed and all revocation periods shall have expired within 60 days after the date of termination or resignation; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination or resignation provided such separation agreement including the release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such 60-day period.

f.
Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 3(d), 4(e), 5(f) or 18(h), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to Section 3(d) or 4(e) shall expire at the end of two years after the end of the Term, and Executive’s rights to payment or reimbursement of expenses pursuant to Section 5(f) or 18(h) shall expire at the end of 15 years after the end of the Term. No right of Executive to reimbursement of expenses under Sections 3(d), 4(e), 5(f) or 18(h) shall be subject to liquidation or exchange for another benefit.

g.
Permitted Acceleration. The Corporation shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

14. FDIC Golden Parachute/Regulation Review. Notwithstanding anything to the contrary, if any payment or benefit to Executive under this Agreement or otherwise would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (“Golden Parachute Payment”) that is prohibited by applicable law at the time it is to be made, then the total payments and benefits will be reduced to the greatest amount of payments and benefits that could be made to Executive without having any payment or benefit constitute a Golden Parachute Payment.

15. Required Regulatory Approvals. Notwithstanding any provision of this Agreement to the contrary, if approvals of banking regulatory or other governmental authorities having jurisdiction over the operations of the Corporation and/or the Bank are required as a condition to Executive’s employment pursuant to this Agreement, including, without limitation, the FDIC or the OCC, then in such event this Agreement shall not be effective until such approvals are obtained. In the event any such required approvals are not obtained, this Agreement and the rights and obligations of the parties hereunder shall be automatically and without further action of any party hereto be terminated.

16. Claw-Back. The Executive shall be subject to the written policies of the Board applicable to executives generally, including, without limitation, and notwithstanding any provision herein to the contrary, any Corporation policy relating to claw-back of compensation, as they exist from time to time during the Executive’s employment by the Corporation.

17. Limitation on Benefits.

a.
Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Corporation to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 17(b) below). For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 17, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

b.
All determinations required to be made under this Section 17, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Corporation and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Corporation. All fees and expenses of the Determination Firm shall be borne solely by the Corporation. Any determination by the Determination Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 17 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

18. General Provisions

a.
No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Corporation or any affiliate thereof, including, without limitation, benefits otherwise payable under any of the Corporation’s regular severance plans or policies, in the event his employment ends for any reason and, except with respect to obligations of the Corporation expressly provided for herein, the Executive unconditionally releases the Corporation and any affiliate thereof, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Corporation or any affiliate thereof.

b.	Tax Withholding. All amounts paid to Employee hereunder shall be subject to all applicable federal, state and local wage withholding.

c.
Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Corporation) by telex or facsimile, in any case delivered to the Executive at the last address on file, and to the Corporation at the address set forth below:

To the Corporation:

Seacoast National 815 Colorado Avenue Stuart, Florida 34994 Attn: Corporate Secretary

or to such other persons or other addresses as either party may specify to the other in writing.

d.
Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Corporation’s obligations under this Agreement void ab initio.

e.
Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

f.
Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

g.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (determined without regard to the choice of law provisions).

h.
Arbitration. Except in circumstances where the Corporation seeks injunctive relief, any other dispute regarding Executive’s employment with the Corporation shall first be mediated within 30 days of the ripening of such dispute. If, after 14 days, mediation does not result in a complete resolution of the dispute, then the dispute shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The parties further agree that in the event of a good faith dispute or claim arising out of or relating to this Agreement, or any plan, program or arrangement of the Corporation, the Corporation will, within fifteen (15) days of Executive’s submission of any written claim, pay directly or reimburse Executive for all costs reasonably incurred by the Executive in connection with such dispute or claim (including reasonable attorney’s fees); provided, however, that such costs shall be reimbursed by the Executive in the event that the Corporation substantially prevails in the arbitration. Other than as expressly stated (a) each party shall pay all its own legal fees, costs and expenses, except to the extent that a party may prevail upon any claim under the Age Discrimination in Employment Act of 1967 (as amended) awarding the prevailing party attorneys’ fees, in which case the arbitrators, in their discretion, may grant reasonable costs and attorneys’ fees, in accordance with applicable law, and (b) joint expenses shall be borne equally among the parties.

i.
Entire Agreement. This Agreement contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof and all prior agreements and term sheets are superseded hereby. For the avoidance of doubt, to the extent that Sections 5, 6, 7, 8 and 9 of this Agreement conflict with any similar provisions that apply to the Executive in connection with the Executive’s participation in the Corporation’s long-term incentive plan, the provisions set forth in this Agreement shall control.

j.
Corporation Policies. The Executive as a condition of his employment shall be subject to all generally applicable policies, rules, regulations, and procedures of the Corporation, including, but not limited to the Employee Handbook, the Code of Conduct, and the Code of Ethics for Financial Professionals.

k.	Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

l.
Representation By Counsel. In connection with the negotiation and execution of this Agreement, the parties acknowledge that they have each had the benefit of representation by independent legal counsel and understand and agree to be bound by the terms set forth in this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SEACOAST NATIONAL BANK

By:	/s/ Maryann Goebel
Maryann Goebel
Its:	Chairman of the Compensation & Governance Committee

December 31, 2020
Date

/s/ Charles M. Shaffer
Charles M. Shaffer

December 31, 2020
Date